SENTO CORPORATION


                     AMENDMENT TO ARTICLES OF INCORPORATION
               DESIGNATING RIGHTS, PRIVILEGES, AND PREFERENCES OF
                           SERIES "A" PREFERRED STOCK


         Pursuant to the provisions of the Utah Revised Business Corporation Act, section 16-10a-602, of the corporation laws of the state of Utah, the undersigned corporation hereby adopts the following Amendment to Articles of Incorporation Designating Rights, Privileges, and Preferences of Series "A" Preferred Stock (the "Designation"):

         FIRST: The name of the Corporation is Sento Corporation

         SECOND: The following resolution amending the articles of incorporation establishing a series of preferred stock designated as the "Series A Participating Preferred Stock" consisting of 200,000 shares, no par value, was duly adopted by the board of directors of the Corporation on May 28, 2005, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Utah:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "Series "A" Preferred Stock" consisting of 200,000 shares, no par value, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

         1. Liquidation.

                  1.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Series "A" Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof plus an amount per share equal to 100 times the aggregate amount to be distributed per share to the holders of shares of Common Stock of the Corporation. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Series "A" Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

                  1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Series "A" Preferred Stock shall be insufficient to pay the holders of outstanding Series "A" Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of Series "A" Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of Series "A" Preferred Stock held by each such holder.

         2. Voting Rights. The Series "A" Preferred Stock shall be voted with the Common Stock as a single class and shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of the Series "A" Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Utah, as now existing or as hereafter amended. Each holder of Series "A" Preferred Stock shall be entitled to 100 votes for each share of such stock held on all matters submitted to a vote of the stockholders of the Corporation.

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         3. Dividends.

                  3.01 The Corporation shall pay to the holders of the Series "A" Preferred Stock out of the assets of the Corporation at any time available for the payment of dividends at the times and in the amounts provided for in this section 3.

                  3.02 Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series "A" Preferred Stock with respect to dividends, the holders of the shares of Series "A" Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock and any other junior stock, dividends payable on the dates on which a dividend or distribution on the Common Stock is payable (other than a dividend payable in Common Stock), commencing on the first date on which such a dividend is payable after the first issuance of a share or fraction of a share of Series "A" Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on the Common Stock since the immediately preceding dividend payment date on the Common Stock, or, if later, the first issuance of any share or fraction of a share of Series "A" Preferred Stock.

                  3.03 Any payment of dividends declared and due under this
         section 3 with respect to any shares of Series "A" Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the record holder of such share at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

                  3.04 Registration of transfer of any share of Series "A" Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of Series "A" Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 3.

         4. Certain Restrictions.

                  4.01 Whenever any dividends or other distributions payable on the Series "A" Preferred Stock as provided herein are in arrears, until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series "A" Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (a) declare or pay dividends on or make any other
                  distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series "A" Preferred Stock;

                           (b) declare or pay dividends on or make any other
                  distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or

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

                  winding up) with the Series "A" Preferred Stock except dividends paid ratably on the Series "A" Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (c) redeem, purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series "A" Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series "A" Preferred Stock; or

                           (d) redeem, purchase or otherwise acquire for
                  consideration shares of Series "A" Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series "A" Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series "A" Preferred Stock and other such shares (if any) upon such terms as the Board of Directors, after consideration of the respective annual preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         5. Redemption. The Corporation shall not have the right to redeem shares of Series "A" Preferred Stock.

         6. Additional Provisions.

                  6.01 No change in the provisions of the Series "A" Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Series "A" Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the Series "A" Preferred Stock in the manner provided in the corporation laws of the state of Utah, as the same may be amended from time to time.

                  6.02 A share of Series "A" Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Series "A" Preferred Stock so transferred to the person entitled thereto.

                  6.03 Any notice required or permitted to be given to the holders of the Series "A" Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

         THIRD: This amendment was duly adopted by the board of directors without shareholder action, and shareholder action was not required.

         FOURTH: This amendment does not alter the preferences, limitations, or relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

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

         IN WITNESS WHEREOF, the foregoing Amendment to Articles of Incorporation Designating Rights, Privileges, and Preferences of Series "A" Preferred Stock of the Corporation has been executed this 2nd day of June, 2005, by the undersigned, who affirms and acknowledges, under penalties of perjury, that the foregoing is the undersigned's act and deed and that the facts stated herein are true.

                                                   SENTO CORPORATION



                                                   By: /s/ Patrick O'Neal
                                                      --------------------------
                                                      Patrick O'Neal,
                                                      Chief Executive Officer

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